                            TRANSAMERICA SERIES TRUST
                         TRANSAMERICA MFS HIGH YIELD VP


                    RESULTS OF SHAREHOLDER PROXY (UNAUDITED)

Section 270.30e-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires registered investment management companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, the Board of Trustees of the Fund solicited a vote by the shareholders for the following item.

At a special meeting of shareholders held on NOVEMBER 13, 2009, the results of Proposal 1 were as follows:

PROPOSAL 1:  TO APPROVE A NEW SUB-ADVISORY AGREEMENT WITH A NEW SUB-ADVISER.


     FOR                   AGAINST                 ABSTENTIONS/BROKER NON-VOTES
$330,105,670.27         $3,276,425.01                      $7,871,444.68

                           TRANSAMERICA SERIES TRUST
                  TRANSAMERICA LEGG MASON PARTNERS ALL CAP VP


                    RESULTS OF SHAREHOLDER PROXY (UNAUDITED)

Section 270.30e-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires registered investment management companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, the Board of Trustees of the Fund solicited a vote by the shareholders for the following item.

At a special meeting of shareholders held on OCTOBER 23, 2009, the results of Proposal 1 were as follows:

PROPOSAL 1:  TO APPROVE A NEW SUB-ADVISORY AGREEMENT WITH A NEW SUB-ADVISER.



       FOR              AGAINST               ABSTENTIONS/BROKER NON-VOTES
$137,616,109.14      $6,646,667.73                  $10,844,661.61